For release: March 6, 2009

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Alternext-US:  NHC, NHC.PR.A), a publicly traded long-term health care company, today announced net income available to common shareholders of $27,698,000 or $2.16 per share basic for the year ended Dec. 31, 2008, compared to $43,618,000 or $3.47 per share basic for the year ended Dec. 31, 2007.  After removing $20,808,000 of 2007 gains after income taxes related to events that did not recur in 2008, NHC’s net income available to common shareholders for 2008 increased 21.4% over the as adjusted amount for the year ended Dec. 31, 2007.  Dividends on preferred stock reduced basic earnings per common share by 68 cents and 14 cents for the year ended Dec. 31, 2008 and 2007, respectively.

Fourth quarter of 2008 net income available to common shareholders was $2,772,000 or 21 cents per basic share, compared to $11,560,000 or 91 cents per basic share in the fourth quarter of 2007.  Fourth quarter results in 2007 included $10,616,000 of gains after taxes related to events that did not recur in 2008.   Dividends on preferred stock reduced basic earnings per common share by 17 cents and 14 cents for the three months ended Dec. 31, 2008 and 2007, respectively.

The year 2007 gains related to events that did not recur in 2008 include the recovery of notes receivable, the recognition of previously deferred gains, and the sale of assets.

Revenues for the fourth quarter increased 7.22% from $153,865,000 to $164,969,000.  Annual revenues increased 8.51% from $598,034,000 to $648,943,000.

Forward-Looking Statements

This press release contains "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward- looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of NHC and its respective affiliates to be materially different from any future results, performance, achievements, and transactions. Additional information or factors which could impact the companies and the forward-looking statements contained herein are included in each company's filings with the Securities and Exchange Commission. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About NHC

NHC operates for itself and third parties 76 long-term health care centers with 9,772 beds. NHC also operates 32 homecare programs, seven independent living centers and 23 assisted living communities. NHC's other services include Alzheimer's units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

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NHC reports year end earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Revenues:	2008	2007	2008	2007
Net patient revenues	$ 149,405	$ 138,116	$ 583,054	$ 539,758
Other revenues	15,564	15,749	65,889	58,276
Net revenues	164,969	153,865	648,943	598,034

Costs and Expenses:
Salaries, wages and benefits	86,045	82,192	347,934	326,445
Other operating	55,870	51,896	190,578	175,649
Recovery of notes receivable	-	(7,376)	-	(13,571)
Recognition of deferred gain	-	(10,000)	-	(10,000)
Gain on sale of assets	-	(316)	-	(11,108)
Rent	7,825	8,661	31,453	40,205
Depreciation and amortization	6,579	5,532	24,818	17,008
Interest	210	321	873	1,172
Total costs and expenses	156,529	130,910	595,656	525,800

Income Before Income Taxes	8,440	22,955	53,287	72,234
Income Tax Provision	(3,500)	(9,564)	(16,916)	(26,785)

Net Income	4,940	13,391	36,371	45,449

Dividends to Preferred Shareholders	(2,168)	(1,831)	(8,673)	(1,831)

Net income available to common shareholders	$ 2,772	$ 11,560	$ 27,698	$ 43,618

Earnings Per Common Share:
Basic	$ 0.21	$ 0.91	$ 2.16	$ 3.47
Diluted	$ 0.21	$ 0.89	$ 2.11	$ 3.36

Weighted average common shares outstanding
Basic	13,000,947	12,645,663	12,834,630	12,562,347
Diluted	13,233,999	13,006,119	13,133,419	12,993,930

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2008	2007
Cash and marketable securities	$ 232,463	$ 167,779
Current assets	312,752	244,621
Total assets	777,296	698,408
Current liabilities	251,919	188,825
Long-term obligations	25,807	33,790
Deferred lease credit	3,635	4,847
Deferred revenue	15,118	15,238
Stockholders' equity	480,817	455,708

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NHC Reports year end earnings

Selected Operating Statistics

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Per Diems:
Medicare	$ 354.15	$ 369.45	$ 361.12	$ 354.87
Medicaid	151.16	147.88	147.78	143.15
Private Pay and Other	217.95	204.55	215.51	202.86

Patient Days:
Medicare	100,939	95,590	410,506	392,190
Medicaid	279,323	278,278	1,109,583	1,109,442
Private Pay and Other	175,364	166,051	676,890	637,739
	555,626	539,919	2,196,979	2,139,371

Average Per Diem	$ 209.12	$ 204.53	$ 208.51	$ 199.76

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